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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of this 18th day of October, 2000, by and between Qwest Communications International Inc., a Delaware corporation (the "Company"), and Stephen Jacobsen (the "Employee").

     WHEREAS, the Company desires to retain the Employee as President of Global Business Markets and Internet and Multi-Media Markets, and the Employee desires to accept such employment.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, it is hereby agreed as follows:

     1. Term. The term of this Agreement shall commence as of October 18, 2000, (the "Commencement Date") and continue for three (3) years therefrom (the "Term"); provided, however, that either party may terminate this Agreement consistent with paragraph 7 below at any time upon thirty (30) days written notice to the other party.

     2. Duties. Employee is being promoted to the President of Global Business Markets and Internet and Multi-Media Markets. In his capacity as President of Global Business Markets and Internet and Multi-Media Markets, his duties will include management of all financial, marketing, distribution, operations, brand management and product management for internet services associated with business customers. The foregoing responsibilities may not be materially altered, diminished and/or increased without Employee's prior written approval. Employee shall report directly to the Chief Executive Officer and shall perform his obligations under this Agreement in Denver, Colorado except for normal business trips outside of Denver, Colorado.

     3. Consideration as Chief Executive Officer. If Employee is successful in the position of President of Global Business Markets and Internet and Multi-media Markets, the Company's Board of Directors will, in good faith, consider him for the position of Chief Executive Officer either during the Term or immediately thereafter. If the Company offers Employee the position of Chief Executive Officer, it will renegotiate, in good faith, the terms and conditions of this Agreement to reflect the additional responsibilities the Employee will assume.

     4. Indemnification. During the Term and all times thereafter, Company shall indemnify the Employee to the fullest extent permitted by applicable law, and the Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, with respect to all costs, charges and expenses, including attorney's fees, whatsoever incurred or sustained by the Employee in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been a director, officer, shareholder or employee of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

     5. Compensation. During the Term, the Company shall pay to the Employee:

        (a) Base Salary. The Company shall pay Employee a base salary of Six Hundred Thousand Dollars ($600,000) per annum. Such Base Salary shall be payable in accordance with Company's regular payroll policies. Additionally, such Base Salary shall be subject to review at the end of each employment year (October
18th) for possible increase, but shall in no event be decreased from its then existing level.



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        (b) Performance Bonus Payments. Employee shall be eligible to participate in the Company's bonus program. Commencing with the Fourth Quarter of Calendar Year 2000, Employee's target bonus will be 105%.

        (c) Other Benefits. During the Term, the Employee shall be entitled to participate in all of the employee benefit plans, programs, perquisites and arrangements of the Company in effect during the Term that are generally available to the President Worldwide Operations and other direct reports to the Chief Executive Officer of the Company subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements as applied to the President Worldwide Operations and other direct reports to the Chief Executive Officer.

        (d) Business Expenses. During the Term, the Company shall reimburse the Employee for all documented reasonable and customary business expenses incurred by the Employee in the performance of his duties under this Agreement and in accordance with the Company's policies regarding reimbursement of such expenses.

        (e) Stock Options. Company hereby grants an incentive stock option pursuant to the Company's stock option plan as amended October 4, 2000, to purchase 1,000,000 shares of the Company's common stock at an exercise price equal to the price of the Company's stock at the close of trading on October 18, 2000 (the "Option"). The Option vests over four (4) years in accordance with the following schedule: 200,000 options vest on October 18, 2001; 300,000 options vest on October 18, 2002; 250,000 options vest on October 18, 2003; and 250,000 vest on October 18, 2004. The term of the Option shall be ten (10) years from the date of the grant.

     6. Most Favored Nation. During the Term, the Employee's compensation "package" including, but not limited to, Base Salary, Performance Bonus Payments, and stock options, will be, in each instance, at least as lucrative as the compensation "package" provided to any other officer of Company except for the one received by the Chief Executive Officer. This provision applies prospectively and does not apply to the "packages" already being received by any other officer of the company.

     7. Termination

        (a) Termination for Cause by Employer or Resignation Without Good Reason by Employee. If Employee's employment is terminated for Cause (as defined below) or if Employee resigns without Good Reason (as defined below), the Company shall only be obligated to pay Employee his salary for work previously performed, a pro rata portion of Employee's Performance Bonus Payment, reimbursement of all outstanding business expenses, and it shall handle Employee's stock option rights in accordance with the provisions of the Stock Option Agreement, attached hereto as Exhibit "A." Additionally, Employee shall be eligible to continue any benefits required pursuant to federal or state laws and regulations, including COBRA.

        (b) Termination Without Cause by Employer or Resignation With Good Reason by Employee. If Employer terminates this Agreement without Cause (as defined below) or if Employee resigns for Good Reason (as defined below), Employee shall be entitled to receive two times his base pay and performance bonus. Finally, Employee shall be eligible to continuation of any benefits required pursuant to federal or state laws and regulations, including all COBRA.

        (c) Termination Upon Death. If Employee's employment is terminated as a result of his death, the Company shall pay to Employee's spouse and/or estate Employee's salary for work previously performed, a pro rata portion of Employee's Performance Bonus Payment, and reimbursement of all outstanding business expenses. The Company shall also provide Employee's spouse and/or estate the rights available to



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them by law or pursuant to the terms and conditions of the Company's benefit plans, and any and all health, life or other insurance policies. Additionally, Company shall handle Employee's stock rights in accordance with the provisions of the Stock Option Agreement, attached hereto as Exhibit "A."

     8. Definitions.

     "Cause," as it relates to termination by the Company, shall mean Employee's
(i) conviction for a felony and/or any crime involving moral turpitude, (ii) act of fraud against, or the misappropriation of property belonging to the Company, and (iii) knowing and intentional breach in any material respect of the terms of this Agreement and the failure to cure such breach within ten (10) days of written notice of such breach by the Company.

     "Good Reason," as it relates to resignation by the Employee, shall mean the Company's (i) material breach of any provision of this Agreement and its failure to cure such breach within ten (10) days of written notice thereof; (ii) filing of a petition of bankruptcy or being adjudicated as bankrupt or insolvent, the making of an assignment for the benefit of creditors, any arrangement pursuant to any bankruptcy law, or if the Company discontinues its business or if a receiver is appointed for the Company which is not discharged within thirty (30) days thereafter; (iii) material diminution during the Term of the Employee's duties or responsibilities; (iv) change in Employee's current reporting relationship to the Chief Executive Officer; or (v) requirement that Employee perform his services for the Company outside of Denver, Colorado, with the exception of normal business trips outside of Denver, Colorado.

     9. Amendment. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party or parties against whom enforcement of such amendment, waiver, change, modification or discharge is sought.

     10. Authority. The Company hereby covenants and represents that the person executing this Agreement on its behalf has both the authority to execute this Agreement on behalf of the Company and to bind it to the obligations set forth herein.

     11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified mail, return receipt requested, to the other party at his or its last known address. The date of such delivery shall be the date on which the notice, request or demand is actually received. All such notices should be addressed as follows:

         Qwest Communications International Inc.
         [Withheld]

         Stephen Jacobsen
         [Withheld]

     12. Assignability. Neither the Employee nor the Company may assign, transfer, pledge or encumber its interest in this Agreement without the written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties' assigns, heirs, executors, administrators and legal representatives.

     13. Separability. In the event that any provision of this Agreement would be held to be invalid, prohibited or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement.


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     14. Integration. This Agreement supersedes all other employment agreements between the Company and Employee but does not affect any of Employees existing rights under any previous agreement including, but not limited to, any previous stock option grants that have been made to Employee.

     15. Waiver. The failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       QWEST COMMUNICATIONS INTERNATIONAL INC.


                                       By:
                                           -----------------------------------
                                           Name:
                                                 -----------------------------
                                           Title:
                                                  ----------------------------


                                       EMPLOYEE:


                                       ---------------------------------------
                                       Stephen Jacobsen